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                                                                 EXHIBIT (a)(14)

                             FOR IMMEDIATE RELEASE

Contact:
Bob Marese
MacKenzie Partners, Inc.
212-929-5500

                          GKN EXTENDS ITS TENDER OFFER
                         FOR THE INTERLAKE CORPORATION

     London and New York, January 8, 1999 -- GKN plc (LSE: GKN) today announced that its tender offer, through a wholly owned subsidiary, for all outstanding shares of The Interlake Corporation (NYSE: IK) has been extended by 14 days to 12:00 midnight, New York City time, on January 22, 1999.

     This follows GKN's announcement on December 24, 1998, relating to the extended waiting period following the request for additional information from the Department of Justice under the Hart-Scott-Rodino Act.

     GKN also announced that it has been advised by IBJ Schroder Bank & Trust Company, the depositary for the tender offer, that as of 5:00 p.m. on Thursday, January 7, 1999, approximately 8,036,847 million Common Shares had been tendered.